Immediate	Karen Widmayer: Media Contact
(202) 729-1789
karen.widmayer@carramerica.com
Stephen Walsh: Analyst Contact
(202) 729-1764
stephen.walsh@carramerica.com

CARRAMERICA ANNOUNCES THIRD QUARTER 2004 FINANCIAL RESULTS

Washington D.C. – October 28, 2004 – CarrAmerica Realty Corporation (NYSE:CRE) today reported third quarter 2004 diluted earnings per share of $0.61 on net income of $37.6 million, compared to diluted earnings per share of $0.37 on net income of $24.0 million for the third quarter of 2003. For the first nine months of 2004, diluted earnings per share were $1.01 on net income of $66.8 million compared to $0.84 on net income of $59.8 million for the same period a year ago.

For the third quarter of 2004, diluted funds from operations available to common shareholders (Diluted FFO) were $51.2 million or $0.85 per share compared to $46.3 million or $0.79 per share for the third quarter of 2003. Diluted FFO for the nine-month period ended September 30, 2004 was $147.2 million or $2.46 per share as compared to $141.9 million or $2.45 per share for the same period in 2003.

Net income for the third quarter of 2004 was positively impacted by a gain of $19.8 million (or $0.36 per diluted share) related to the sale of our Atlanta portfolio and by a fee associated with the termination of a development project in a venture in which we own a 35.0% interest. Our share of this termination fee was $2.7 million ($0.05 per diluted share).

Net income in the third quarter of 2003 was positively impacted by a gain on the sale of discontinued operations of $10.0 million ($0.19 per diluted share). Net income was negatively impacted during the third quarter of 2003 by an $0.8 million ($0.02 per diluted share) charge associated with an adjustment to our HQ lease guarantee obligation. Results for the nine months ended September 30, 2003 were also impacted by a $2.7 million ($0.05 per diluted share) impairment loss on real estate and a reduction to earnings per share of $0.03 related to the original issuance costs associated with redeemed or repurchased preferred stock.

-CONTINUED-

CarrAmerica Release of October 28, 2004

Page Two

Portfolio Report

CarrAmerica President and COO, Philip L. Hawkins, commented, “Conditions in CarrAmerica’s markets have continued to improve slowly but steadily during the third quarter of 2004. Rental rates have stabilized, although conditions will remain very competitive in many markets for the next twelve months due to high vacancy rates.” Mr. Hawkins continued, “Our market teams have continued to compete well, armed with the ability to make responsive, localized decisions and continuing their emphasis on broker relationships and customer service.”

Occupancy for consolidated stabilized properties was 87.0% at September 30, 2004, down from 87.1% at June 30, 2004 and down from 88.5% at September 30, 2003. Same store property operating income for the third quarter of 2004 decreased 1.7% on a GAAP basis over the same period in 2003. Adjusting for termination fees, same store property operating income for the third quarter of 2004 decreased by 3.2%. The average occupancy rate for same store properties was 87.2% in the third quarter, an increase from 87.1% at June 30, 2004 and down from 89.4% for the third quarter 2003.

For the third quarter, rental rates decreased 11.3% on average on the leases executed during the quarter. Leasing activity was steady, with 566,000 square feet leased throughout our portfolio in the third quarter.

Acquisitions

During the third quarter, CarrAmerica completed the acquisition of approximately 830,000 square feet in 10 office buildings for a total price of approximately $189.1 million. The properties are located in Washington, D.C., San Jose and San Diego. These properties include:

•	250 and 300 Holger Way in North San Jose, California. The project contains 176,280 square feet of Class A Office/R&D space, and is 100% leased. The buildings were acquired for $25.9 million with a year-one and stabilized GAAP yield of approximately 9.0%.

•	Corporate Technology Centre in North San Jose, California, comprised of five additional buildings on Holger Way. CarrAmerica paid $43.6 million for the buildings containing 331,950 square feet and which are 42.0% leased. This acquisition is expected to provide a year-one GAAP yield of 3.7% and a stabilized GAAP return of approximately 11.0%.

•	The Commercial National Bank Building, a 206,000 square foot, Class A building in downtown Washington, D.C. The building was acquired for $84.0 million and is expected to have a year-one and stabilized GAAP yield of 7.6%. The building is currently 99% leased.

•	Corporate Plaza II in San Diego, California. CarrAmerica paid $35.6 million for the 116,166 square foot, two-building office property. Currently 77.0% leased, Corporate Plaza II is expected to provide a year-one GAAP yield of 6.3% and a stabilized GAAP return of approximately 8.0%.

-CONTINUED-

CarrAmerica Release of October 28, 2004

Page Three

In addition to the wholly-owned acquisitions described above, CarrAmerica invested in, through a joint venture in which it is a 20.0% partner, One and Two Legacy Town Center, a 360,823 square foot Class A office project located in the Legacy submarket of suburban Dallas. The joint venture purchased the buildings for $66.3 million. CarrAmerica expects to earn a year-one and stabilized GAAP return on its investment of approximately 8.8%. Subsequent to the end of the quarter, this joint venture acquired an additional 32,293 square foot building adjacent to One and Two Legacy Town Center, for $5.8 million. CarrAmerica expects to receive a year-one and stabilized GAAP return on its investment in the additional building of 9.4%.

Total investments year-to-date, including CarrAmerica’s minority investment in the Dallas assets is $334.7 million.

Dispositions

CarrAmerica completed its previously announced sale of its 1.7 million square foot suburban Atlanta portfolio for approximately $196.0 million. The properties were 80% leased at closing and were sold at an estimated year-one cap rate of 6.4%. The Company recorded a gain of approximately $19.8 million in connection with the sale.

Subsequent to the end of the quarter, CarrAmerica sold John Marshall II, a 223,000 square foot office building in Northern Virginia in which it owned a 50.0% interest, for $59.3 million. CarrAmerica recorded a gain of approximately $20.2 million in connection with the sale.

On a year-to-date basis, including its 50.0% interest in John Marshall II, CarrAmerica has completed sales of properties totaling $236.7 million.

Development Update

Subsequent to the end of the quarter, CarrAmerica was named as Project Developer for The Harman Center for the Arts and Headquarters for the International Union of Bricklayers and Allied Craftworkers (BAC), an 11-story mixed-use project co-owned by The Shakespeare Theatre and the BAC. The 800-seat theatre comprising Sidney Harman Hall will occupy the first five stories of this landmark development while BAC will occupy the upper 6 stories, consisting of approximately 120,000 square feet of Class A office space. Scheduled for groundbreaking by the end of October 2004, the headquarters for BAC is scheduled to be completed in December 2006 and Sidney Harman Hall in Spring 2007.

Capital Markets

In the third quarter, CarrAmerica Realty Operating Partnership, L.P. issued $200.0 million principal amount of senior unsecured notes that bear interest at 5.125% and mature September 1, 2011.

-CONTINUED-

CarrAmerica Release of October 28, 2004

Page Four

Impact of Clarification of Accounting Standard

In the second quarter of 2003, the SEC issued a clarification of Emerging Issues Task Force Topic D-42 which provides that in calculating earnings per share (and therefore Diluted FFO per share), net earnings available to common shareholders (or Diluted FFO) must be reduced by the original issuance costs associated with redeemed or repurchased preferred stock. Our third quarter year-to-date 2003 results have been previously restated to reflect the retroactive application of this clarification.

CarrAmerica Earnings Estimates

On Friday, October 29, CarrAmerica management will discuss earnings guidance for 2004 and 2005. Based on management’s view of current market conditions and certain assumptions with regard to rental rates and other projections, an expected range of diluted earnings per share of $1.54 - $1.58 and Diluted FFO per share of $3.12 - $3.16 for 2004 will be discussed. Fourth quarter 2004 diluted earnings per share and Diluted FFO per share are projected to be $0.54 - $0.58 and $0.66 - $0.70, respectively. Projections for the fourth quarter and full year 2004 include the gain on the sale of the Atlanta portfolio and on the sale of our 50.0% interest in John Marshall II in Northern Virginia, but exclude any other potential gains, losses or asset impairments associated with property dispositions currently contemplated or otherwise. Projections for the fourth quarter and full year 2004 also include approximately $4 million of prepayment penalties associated with the extinguishment of debt. Diluted earnings per share of $0.33 - $0.53 and Diluted FFO per share of $2.85 - $3.05 for 2005 will be discussed. Estimates for 2005 exclude any other potential gains, losses or asset impairments associated with property dispositions currently contemplated or otherwise. The projections for full year 2004 and 2005 are based in part on the following assumptions:

	2004	2005
Average Office Portfolio Occupancy	87.0% - 88.0%	88.0% - 90.0%
Real Estate Service Revenue	$23.0 - $24.0 million	$17.0 - $20.0 million
General and Administrative Expense	$41.0 - $42.0 million	$39.0 - $41.0 million
Termination Fees	$ 6.5 - $ 7.0 million	$ 1.0 - $ 2.0 million

The 2004 estimate assumes that, in addition to the completed and pending acquisitions and dispositions described above, the Company will complete no additional net acquisitions (acquisitions net of dispositions) for the balance of the year. The 2005 estimate includes no net additional new investment. The 2005 estimate includes the impact of lost property operating income of approximately $6.0 million for 2-4 months of downtime associated with the commencement of a 394,000 square foot lease in Washington, D.C. Our 2005 estimate also assumes straight-line rents on in-place leases that expire in 2005 exceed market rental rates by 8.0% - 12.0%. By definition, Diluted FFO excludes gains or losses on the disposition of properties.

-CONTINUED-

CarrAmerica Release of October 28, 2004

Page Five

CarrAmerica Announces Third Quarter Dividend

The Board of Directors of CarrAmerica today declared a third quarter dividend for its common stock of $0.50 per share. The dividend will be payable to shareholders of record as of the close of business November 15, 2004. CarrAmerica’s common stock will begin trading ex-dividend on November 11, 2004 and the dividend will be paid on November 30, 2004. The company also declared a dividend on its Series E preferred stock. The Series E Cumulative Redeemable preferred stock dividend is $.46875 per share. The Series E preferred stock dividends are payable to shareholders of record as of the close of business on November 15, 2004. The preferred stock will begin trading ex-dividend on November 11, 2004 and the dividends will be paid on November 30, 2004.

CarrAmerica Third Quarter Webcast and Conference Call

CarrAmerica will conduct a conference call to discuss 2004 third quarter results on Friday, October 29, 2004 at 11:00 A.M, ET. A live webcast of the call will be available through a link at CarrAmerica’s web site, www.carramerica.com. The phone number for the conference call is 1-800-310-6649 for U.S. participants and 1-719-457-2693 for international participants. The call is open to all interested persons. A taped replay of the conference call can be accessed from 3:00 PM on October 29, 2004 until midnight November 4, 2004, by dialing 1-888-203-1112 for U.S. callers and 1-719-457-0820 for international callers, passcode 972554.

A copy of supplemental material on the company’s third quarter operations is available on the company’s web site, www.carramerica.com, or by request from:

Stephen Walsh

CarrAmerica Realty Corporation

1850 K Street, NW, Suite 500

Washington, D.C. 20006

(Telephone) 202-729-1764

E-mail: stephen.walsh@carramerica.com

CarrAmerica owns, develops and operates office properties in 12 markets throughout the United States. The company has become one of America’s leading office workplace companies by meeting the rapidly changing needs of its customers with superior service, a large portfolio of quality office properties and extraordinary development capabilities. Currently, CarrAmerica and its affiliates own, directly or through joint ventures, interests in a portfolio of 293 operating office properties. CarrAmerica’s markets include Austin, Chicago, Dallas, Denver, Los Angeles, Orange County, Portland, Salt Lake City, San Diego, San Francisco Bay Area, Seattle and metropolitan Washington, D.C. For additional information on CarrAmerica, including space availability, visit our web site at www.carramerica.com. Estimates of Diluted FFO and earnings per share, and certain other statements in this release and the accompanying summary financial information, including statements regarding management’s expectations about, among other things, operating performance and

-CONTINUED-

CarrAmerica Earnings Release of October 28, 2004

Page Six

financial condition, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, dividends, achievements or transactions of the company and its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such factors include, among others, the following: national and local economic, business and real estate conditions that will, among other things, affect demand for office properties and our ability to lease vacant space at favorable rental rates, our ability to obtain debt or equity financing if and when needed on favorable terms, or at all, possible charges or payments resulting from our guarantee of certain leases of HQ Global Workplaces, Inc., the impact of future acquisitions or dispositions not currently contemplated or expected, the ability of the general economy to recover timely from economic downturns or otherwise sustain periods of growth, availability and creditworthiness of tenants, the availability of financing for both tenants and the company, adverse changes in the real estate markets including, among other things, competition with other companies, risks of real estate acquisition and development (including the failure of pending acquisitions or dispositions to close in a timely manner, on current terms, or at all, and pending developments to be completed on time and within budget), actions, strategies and performance of affiliates that the company may not control or companies in which the company has made investments, our ability to maintain our status as a REIT for federal income tax purposes, governmental actions and initiatives, the ability to obtain insurance at a reasonable cost and environmental/safety requirements. For a further discussion of these and other factors that could impact the company’s future results, performance, achievements or transactions, see the documents filed by the company from time to time with the Securities and Exchange Commission, and in particular the section titled, “The Company – Risk Factors” in the company’s Annual Report on Form 10-K.

-END OF PART ONE –

CARRAMERICA REALTY CORPORATION

Consolidated Balance Sheets

(In thousands)	September 30, 2004	December 31, 2003
	(Unaudited)
Assets
Rental property
Land	$765,637	$690,410
Buildings	2,020,468	1,974,347
Tenant improvements	436,279	420,533
Furniture, fixtures and equipment	50,008	48,216

	3,272,392	3,133,506
Less: Accumulated depreciation	(730,733)	(692,901)

Net rental property	2,541,659	2,440,605

Land held for future development or sale	41,623	41,284
Assets related to properties held for sale	—	10,626
Cash and cash equivalents	3,196	4,299
Restricted deposits	3,956	2,549
Accounts and notes receivable, net	33,876	17,829
Investments in unconsolidated entities	153,317	137,604
Accrued straight-line rents	83,037	84,552
Tenant leasing costs, net	51,407	51,547
Prepaid expenses and other assets, net	66,095	45,123

	$2,978,166	$2,836,018

Liabilities and Stockholders’ Equity
Liabilities:
Mortgages and notes payable, net	$1,867,817	$1,727,648
Accounts payable and accrued expenses	92,923	95,586
Rent received in advance and security deposits	31,895	34,757

	1,992,635	1,857,991

Minority interest	63,371	70,456

Stockholders’ equity:
Preferred stock	201,250	201,250
Common stock	545	529
Additional paid in capital	1,016,373	976,644
Cumulative dividends in excess of net income	(296,235)	(270,852)
Accumulated other comprehensive income	227	—

	922,160	907,571

Commitments and contingencies
	$2,978,166	$2,836,018

-CONTINUED-

CARRAMERICA REALTY CORPORATION

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Revenues:
Rental income (1):
Minimum base rent	$99,458	$94,459	$293,112	$285,073
Recoveries from tenants	14,529	15,292	41,187	45,038
Parking and other tenant charges	4,146	3,629	14,625	14,856

Total rental revenue	118,133	113,380	348,924	344,967
Real estate service revenue	6,234	6,518	17,001	19,551

Total operating revenues	124,367	119,898	365,925	364,518

Operating expenses:
Property expenses:
Operating expenses	30,751	32,255	89,348	90,431
Real estate taxes	10,076	8,338	30,861	29,777
General and administrative	10,304	10,028	31,334	30,971
Depreciation and amortization	33,366	30,414	95,205	90,343

Total operating expenses	84,497	81,035	246,748	241,522

Real estate operating income	39,870	38,863	119,177	122,996

Other (expense) income:
Interest expense	(28,362)	(25,880)	(82,538)	(77,788)
Obligations under lease guarantees	—	(811)	—	(811)
Equity in earnings of unconsolidated entities	3,644	1,772	7,391	4,957
Interest income and other income (expense), net	505	(96)	1,729	95

Net other expense	(24,213)	(25,015)	(73,418)	(73,547)

Income from continuing operations before income taxes, minority interest and gain (loss) on sale of properties	15,657	13,848	45,759	49,449
Income taxes	19	(63)	(135)	(435)
Minority interest	(2,192)	(2,616)	(6,357)	(8,385)
Impairment loss on real estate	—	—	—	(2,701)
Gain (loss) on sale of properties	—	120	(58)	3,365

Income from continuing operations	13,484	11,289	39,209	41,293

Discontinued operations - Net operations of sold properties	4,268	2,663	7,714	8,459
Discontinued operations - Gain on sale of properties	19,804	10,035	19,870	10,035

Net income	37,556	23,987	66,793	59,787

Less: Dividends on preferred and restricted stock and issuance costs of redeemed preferred stock	(3,931)	(4,639)	(11,794)	(15,996)

Net income available to common shareholders	$33,625	$19,348	$54,999	$43,791

Basic net income per share:
Continuing operations	$0.18	$0.13	$0.51	$0.49
Discontinued operations	0.44	0.24	0.51	0.36

Net income	$0.62	$0.37	$1.02	$0.85

Diluted net income per share:
Continuing operations	$0.17	$0.13	$0.50	$0.48
Discontinued operations	0.44	0.24	0.51	0.36

Net income	$0.61	$0.37	$1.01	$0.84

NOTE: (1) Rental income includes $1,715 and $2,105 of accrued straight line rents for the three months period ended Sept. 30, 2004 and 2003, respectively, and $4,752 and $5,930 for the nine months period ended Sept. 30, 2004 and 2003, respectively.

-CONTINUED-

CARRAMERICA REALTY CORPORATION

Consolidated Statements of Cash Flow

(Unaudited and in thousands)	Nine Months Ended September 30,
	2004	2003
Cash flow from operating activities:
Net income	$66,793	$59,787
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	99,882	98,341
Minority interest	6,357	8,385
Equity in earnings of unconsolidated entities	(7,391)	(4,957)
Gain sale of properties	58	(3,365)
Gain on sale of properties - discontinued operations	(19,870)	(10,035)
(Gain) loss on sale of residential property	(326)	263
Impairment loss on real estate	—	2,701
Obligations under lease guarantees	—	811
Provision for uncollectible accounts	444	3,455
Stock based compensation	2,538	2,937
Other	2,362	(163)
Change in assets and liabilities:
Decrease in accounts receivable	4,847	7,423
Increase in accrued straight-line rents	(4,753)	(5,922)
Additions to tenant leasing costs	(10,052)	(13,664)
Increase in prepaid expenses and other assets	(4,534)	(10,375)
Decrease in accounts payable and accrued expenses	(19,785)	(13,642)
Decrease in rent received in advance and security deposits	(1,679)	(358)

Total adjustments	48,098	61,835

Net cash provided by operating activities	114,891	121,622

Cash flows from investing activities:
Rental property additions	(6,280)	(9,735)
Additions to tenant improvements	(36,707)	(22,042)
Additions to land held for development or sale and construction in progress	(3,217)	(14,664)
Rental property acquisitions	(320,379)	(51,100)
Issuance of notes receivable	(13,164)	(3,031)
Distributions from unconsolidated entities	5,389	13,603
Investments in unconsolidated entities	(13,936)	(14,350)
Acquisition of minority interest	(4,406)	(1,880)
(Increase) decrease in restricted deposits	(1,407)	761
Proceeds from sale of residential property	2,727	402
Proceeds from sales of properties	201,702	38,817

Net cash used in investing activities	(189,678)	(63,219)

Cash flows from financing activities:
Repurchase of common stock	—	(7,858)
Repurchase of preferred stock	—	(58,270)
Exercises of stock options	34,881	10,373
Proceeds from the sale of preferred stock	—	195,070
Repayment of unsecured notes	(150,000)	—
Proceeds from the issuance of unsecured notes, net	419,967	—
Net repayments on unsecured credit facility	(100,500)	(45,000)
Net repayments of mortgages and notes payable	(30,043)	(49,112)
Dividends and distributions to minority interests	(100,621)	(101,359)

Net cash provided by (used in) financing activities	73,684	(56,156)

(Decrease) increase in unrestricted cash and cash equivalents	(1,103)	2,247
Cash and cash equivalents, beginning of the period	4,299	5,238

Cash and cash equivalents, end of the period	$3,196	$7,485

Supplemental disclosure of cash flow information:
Cash paid for interest (net of capitalized interest of $457 and $1,293 for the nine months ended Sept. 30, 2004 and 2003, respectively)	$90,399	$90,656

Income tax payments, net	$870	$388

-CONTINUED-

CARRAMERICA REALTY CORPORATION

Funds From Operations

Funds from operations (“FFO”) and funds available for distribution (“FAD”) are used as measures of operating performance for real estate companies. We provide FFO and FAD as a supplement to net income calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Although FFO and FAD are widely used measures of operating performance for equity REITs, they do not represent net income calculated in accordance with GAAP. As such, they should not be considered an alternative to net income as an indication of our operating performance. In addition, FFO or FAD does not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (computed in accordance GAAP), excluding gains (losses) on sales of property, plus depreciation and amortization of assets uniquely significant to the real estate industry and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

We believe that FFO and FAD are helpful to investors as a measure of our performance because they exclude various items included in net income that do not relate to or are not indicative of our operating performance, such as gains and losses on sales of real estate and real estate related depreciation and amortization, which can make periodic analyses of operating performance more difficult to compare. FAD deducts various capital items and non-cash revenue from diluted FFO available to common shareholders. Our management believes, however that FFO and FAD, by excluding such items, which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates, can help compare the operating performance of a company’s real estate between periods or as compared to different companies. Our FFO or FAD may not be comparable to FFO or FAD reported by other REITs. These REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than us. They may include or exclude items which we include or exclude from FAD.

(Unaudited and in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net income	$37,556	$23,987	$66,793	$59,787
Adjustments:
Minority interest	2,192	2,616	6,357	8,385
FFO allocable to the minority Unitholders	(3,653)	(4,343)	(10,713)	(13,122)
Depreciation and amortization - REIT properties	31,626	28,875	90,208	86,428
Depreciation and amortization - Equity properties	3,685	3,219	11,185	9,228
Depreciation and amortization - Discontinued operations	5	2,564	4,677	7,998
Minority interests’ (non Unitholders) share of depreciation, amortization and net income	(258)	(333)	(798)	(940)
Loss (gain) on sale of properties	(19,804)	(10,155)	(19,812)	(13,400)

FFO as defined by NAREIT	51,349	46,430	147,897	144,364
Less:
Preferred dividends, dividends on unvested restricted stock and preferred stock redemption premium	(3,790)	(4,507)	(11,371)	(15,599)

FFO attributable to common shareholders	47,559	41,923	136,526	128,765

FFO allocable to the minority Unitholders	3,653	4,343	10,713	13,122

Diluted FFO available to common shareholders(1)	$51,212	$46,266	$147,239	$141,887

Less:
Lease commissions	(3,088)	(5,632)	(10,054)	(12,209)
Tenant improvements	(12,556)	(7,233)	(36,263)	(22,042)
Building capital additions	(2,359)	(3,353)	(6,115)	(9,791)
Straight line rent	(1,715)	(2,105)	(4,752)	(5,930)

Funds available for distribution to common shareholders(2)	$31,494	$27,943	$90,055	$91,915

1	Diluted funds from operations is computed as FFO attributable to common shareholders adjusted to reflect all operating partnership units as if they were converted to common shares for any period in which they are not antidilutive.
2	Adjustments to arrive at FAD do not include amounts associated with properties in unconsolidated entities.

-CONTINUED-

CARRAMERICA REALTY CORPORATION

Funds From Operations (con’t)

(Unaudited and in thousands, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Diluted net income per common share	$0.61	$0.37	$1.01	$0.84

Add:
Depreciation and amortization	0.59	0.60	1.77	1.79
Gain on sale of properties	(0.33)	(0.17)	(0.33)	(0.23)
Minority interest adjustment	0.04	0.04	0.11	0.13
Adjustment for share difference	(0.06)	(0.05)	(0.10)	(0.08)

Diluted funds from operations available to common shareholders	$0.85	$0.79	$2.46	$2.45

Diluted funds from operations available to common shareholders, excluding
Impairment of real estate	$—	$—	$—	$0.05
HQ lease guarantees	—	0.02	—	0.02
Preferred stock issuance costs	—		—	0.03

	$0.85	$0.81	$2.46	$2.55

Diluted net income per common share, excluding
Impairment of real estate	$—	$—	$—	$0.05
HQ lease guarantees	—	0.02	—	0.02
Preferred stock issuance costs	—	—	—	0.03

	$0.61	$0.39	$1.01	$0.94

Weighted average common shares outstanding:
Diluted net income	54,669	52,657	54,332	52,379
Diluted funds from operations	60,069	58,270	59,799	58,023

-CONTINUED-

CARRAMERICA REALTY CORPORATION

Funds From Operations (con’t)

(Unaudited and in thousands, except per share amounts)	Projected Three Months Ended December 31, 2004	Projected Twelve Months Ended December 31, 2004	Projected Twelve Months Ended December 31, 2005
Projected diluted net income per common share	$0.54 - 0.58	$1.54 - 1.58	$0.33 - 0.53

Add:
Projected depreciation and amortization	0.59	2.37	2.40
Projected minority interest	0.09	0.19	0.16
Less:
Gain on sale of properties	(0.51)	(0.84)	—
Projected adjustment for share difference	(0.05)	(0.14)	(0.04)

Projected diluted funds from operations per common share	$0.66 - 0.70	$3.12 - 3.16	$2.85 - 3.05

Projected weighted average common shares outstanding:
Projected diluted net income	54,700	54,400	55,200
Projected diluted funds from operations	60,100	59,800	60,500

####